UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2016

WITH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55533	80-0194367
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7 Studebaker, Irvine , California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(714) 617-1991

MEDL Mobile Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Promissory Note

With, Inc. (the "Company") received financing from Alpha Capital Anstalt (“Alpha”) for an aggregate principal amount of $100,000. Alpha is currently a shareholder in the Company; although its ownership is less than 5% of the Company’s outstanding shares.

In consideration for the financing, the Company issued Alpha a Promissory Note (the "Financing Note"), dated February 16, 2016, for the principal amount of $100,000, plus interest at a rate of five percent (5%) per annum accruing from the date of the Financing Note and payable on the maturity date, acceleration or prepayment. The maturity date of the Financing Note is August 16, 2016. The Company may not prepay the Financing Note without Alpha’s consent.

In an event of default, as defined in the Financing Note, the interest rate is increased to 15%.  In addition to the increased interest rate, if an event of default occurs as a result of the Company assuming debt or issuing equity or any instrument convertible into, or representing the right to receive, equity of the Company to a third party without Alpha’s consent, the Company is required to pay Alpha 200% of the principal amount.  Alpha may elect to defer this repayment and apply an amount equal to 200% of the principal amount plus interest towards the payment for the debt, equity or right to acquire equity which causes the event of default.

Under the Financing Note, the Company also agreed that its obligations under the Financing Note are secured by all of its personal property, including the stock it owns in its subsidiary, Hang With, Inc. (the “Subsidiary”).  Further, the Subsidiary agreed to guarantee the Company’s obligations under the Financing Note.

The foregoing description of the terms of the Financing Note does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement filed as exhibit 10.1 to this Current Report on Form 8-K (this "Report").

Item 8.01 Other Events

The Company’s address changed to 7 Studebaker, Irvine, CA 92618.

Item 9.01

(d) Exhibits

Exhibit Number	Description

10.1	Promissory Note, dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2016	WITH, INC. By: /s/ Andrew Maltin Andrew Maltin, Chief Executive Officer